EXHIBIT 10.47
TERM LOAN AND SECURITY AGREEMENT
THIS TERM LOAN AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”), dated as of                     , 2009 (“Effective Date”), is made and entered into by and among (a) NxStage Medical, Inc., a company organized and existing under the laws of Delaware, United States of America (“NxStage Medical”), EIR Medical, Inc. (“EIR”), a company organized and existing under the laws of Massachusetts, United States of America, Medisystems Services Corporation (“Medisystems Services”), a company organized and existing under the laws of Nevada, United States of America, Medisystems Corporation (“Medisystems”), a company organized and existing under the laws of Washington, United States of America, each as a borrower hereunder (NxStage Medical, EIR, Medisystems Services, and Medisystems being referred to collectively herein as the “Borrowers” and each as a “Borrower”); (b) Medimexico s. de R.L. de C.V., a company organized and existing under the laws of Mexico, NxStage Verwaltungs GmbH, a company organized and existing under the laws of Germany, NxStage GmbH & Co. KG, a company organized and existing under the laws of Germany, Medisystems Europe S.p.A, a company organized and existing under the laws of Italy, each as a guarantor hereunder and solely for the purposes of Article 9 hereof (Medimexico, NxStage Verwaltungs, NxStage GmbH, and Medisystems Europe being referred to collectively herein as the “Guarantors” and each as a “Guarantor”), and (c) Asahi Kasei Kuraray Medical Co., Ltd., a corporation organized and existing under the law of Japan, as the lender hereunder (“Asahi”). Unless otherwise set forth herein, the Borrowers and the Guarantors are referred to collectively herein as “NxStage” and the Borrowers and Asahi are referred to collectively herein as the “Parties” and each as a “Party.”
RECITALS
WHEREAS, NxStage Medical and Asahi entered into the “Letter of Intent” dated September 19, 2008 (“LOI”) in order to negotiate agreements between the Parties under which NxStage Medical and Asahi intend to establish a strategic alliance in the field of hemodialysis, hemofiltration, hemodiafiltration, and/or ultrafiltration therapies (“Extracorporeal Therapies”) to capitalize on Asahi’s membrane technology and market presence and on NxStage Medical’s market presence and experience in disposables and machine technology in the field of Extracorporeal Therapies; and
WHEREAS, as a part of such strategic alliance, and in connection with and as a condition to entering into the “Technology and Trademark License Agreement,” NxStage has requested that Asahi makes available to the Borrowers the term loan as described herein, and Asahi is willing to make such loan to the Borrowers under the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, NxStage and Asahi agree as follows:
ARTICLE 1 — DEFINITIONS
1.1	Certain Defined Terms.
The following terms have the following meanings:

(1)	“Accounts” means collectively any “account” (as defined in Article 9 of the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “payment intangibles” (as defined in Article 9 of the UCC), and IP Proceeds and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance.

(2)	“Account Debtors” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

(3)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, where “control” means direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or equity of or by such other Person, or fifty percent (50%) or more of the interest in the income of such other Person.

(4)	“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

(5)	“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition by NxStage of any asset.

(6)	“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which Asahi is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

(7)	“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York City are authorized by law to close.

(8)	“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(9)	“Change of Control” means, as to any Person, any one of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such Person normally entitled to vote in elections of directors of such Person; (ii) such Person consolidates with or merges into another entity, or any entity consolidates with or merges into such Person, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors of the surviving entity is not held by the parties holding at least fifty percent (50%) of such total voting power of such Person preceding such consolidation or merger; or (iii) such Person conveys, transfers or leases all or substantially all of its assets to a another entity not an Affiliate of such Person. Notwithstanding the foregoing, the acquisition/ownership of more than 50% by any Existing Stockholder or two or more Existing Stockholders (meaning any stockholder of NxStage Medical as of the Effective Date which beneficially owns, together with its Affiliates, more than five percent (5%) of the outstanding capital stock of NxStage Medical as of the Effective Date) will not constitute a Change of Control. As soon as available after the Effective Date, NxStage shall provide Asahi with the list of the Existing Stockholders.

(10)	“Closing Date” means the date that is the date on which the Transaction Funds are released by the Funds Escrow Agent as described in Section 3 of the Escrow Agreement.

(11)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(12)	“Collaboration Agreement” means the NxStage & Asahi Collaboration Agreement, dated as of the Effective Date, entered into by NxStage Medical and Asahi, as the same may be amended, modified, or supplemented from time to time.

(13)	“Collateral” means all property, now existing or hereafter acquired, that is mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Asahi pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 7.1 hereto.

(14)	“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) under any swap agreement or other derivative instrument, to the extent not yet due and payable; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement (excluding purchase contracts for a specified amount of goods at a specified price in the Ordinary Course of Business and consistent with past practices); or (d) for any obligations of another Person pursuant to any guaranty or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guarantied or otherwise supported.

(15)	“Controlled Group” means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with NxStage, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(16)	“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds,

debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under banker’s acceptance or similar instrument, (f) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (i) all Debt of others guaranteed by such Person; (j) off-balance sheet liabilities and/or Pension Plan liabilities or Multiemployer Plan liabilities of such Person; and (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business. Without duplication or limitation of any of the foregoing, Debt of NxStage shall include the Term Loan.

(17)	“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

(18)	“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC).

(19)	“Dollars” or “$” means the lawful currency of the United States of America.

(20)	“DSU License Agreement” means the License Agreement, dated as of June 1, 2007, entered into by DSU Medical Corporation, as licensor, and Medisystems, as licensee, as amended, modified, and supplemented as of the Effective Date.

(21)	“Environmental Laws” means any and all applicable Laws relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, medical wastes, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, medical wastes, Hazardous Materials or wastes or the clean-up or other remediation thereof.

(22)	“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

(23)	“Escrow Agreement” means the Document Escrow Agreement, dated as of May 13, 2009, entered into by NxStage Medical and Asahi.

(24)	“Event of Default” has the meaning set forth in Section 8.1.

(25)	“FF&E” means all present and future Field Equipment upon which a first priority security interest may be perfected under the UCC by the filing of a financing statement and which filed security interest cannot be primed by some other means of perfection under the UCC, and specifically excluding any vehicles and any goods or other personal property upon which a lien or security interest may be acquired or perfected under laws other than the UCC.

(26)	“Field Equipment” means only System One cyclers, Pure Flow systems and all components thereof, and similar products that are updates thereto or developments thereon, which are leased to end users.

(27)	“Financing Documents” means this Agreement and the Note, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

(28)	“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

(29)	“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

(30)	“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by-products and other hydrocarbons, (f) mold, and (g) any other pollutant, medical waste, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

(31)	“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements, divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

(32)	“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise) or holding securities, capital contributions, loans, time deposits, advances, guaranties or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

(33)	“IP Proceeds” means all Accounts, General Intangibles (including Payment Intangibles), license and royalty fees and other revenues, Proceeds, income or rights to payment arising out of or relating to the use, sale, licensing, financing or disposition of any of the Intellectual Property (nothing herein implying the secured party’s consent to any such sale, licensing, financing or disposition).

(34)	“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to the Borrowers in any particular circumstance. “Laws” includes, without limitation, Environmental Laws.

(35)	“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, the Borrowers shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

(36)	“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

(37)	“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the rights and remedies of Asahi under any Financing Document, or the ability of any Borrower to perform any of its material obligations under any Financing Document, (ii) the legality, validity or enforceability of any Financing Document, (iii) the existence, perfection or priority of any security interest in any material Collateral granted in any Financing Document, or (iv) the value of any material Intellectual Property or material Collateral.

(38)	“Material Contracts” means (a) employment agreements covering the management of the Borrowers, (b) collective bargaining agreements or other similar labor agreements covering any employees of the Borrowers, (c) agreements for managerial, consulting or similar services to which any Borrower is a party or by which it is bound (other than those agreements with employees and other regularly provided legal and accounting services), (d) agreements regarding any Borrower, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses, agreements providing for the sale or transfer of rights to Intellectual Property providing for ongoing royalty or similar payment to the seller or transferor, or other lease or license agreements to which any Borrower is a party, either as lessor or lessee, or as licensor or licensee (other than “shrinkwrap” licenses or other licenses arising from the purchase of “off the shelf” products), or seller/transferor or buyer/transferee, (f) customer, distribution, marketing or supply agreements to which any

Borrower is a party that require payment of more than $2,000,000 in any year, (g) partnership agreements to which any Borrower is a general partner or joint venture agreements to which any Borrower is a party, (h) third party billing arrangements to which any Borrower is a party, or (i) any other agreements or instruments to which any Borrower is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect, provided that, in each case with respect to the preceding clauses (a), (c), (d) and (e) such agreement or contract requires payment of more than $250,000 in any year.

(39)	“Maturity Date” means the earlier of May 31, 2013 and the date that any Change of Control of NxStage Medical occurs.

(40)	“Maximum Lawful Rate” has the meaning set forth in Section 2.4.

(41)	“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(42)	“Note” shall have the meaning set forth in Section 2.3.

(43)	“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of NxStage under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (but not including obligations under any stock issued to Asahi pursuant to Section 2.1(b)).

(44)	“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

(45)	“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

(46)	“Ordinary Course of Business” means, in respect of any transaction involving any Borrower, the ordinary course of business of the Borrower, as conducted by the Borrower in accordance with past practices.

(47)	“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

(48)	“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

(49)	“Pension Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

(50)	“Permits” means all governmental licenses, authorizations, provider numbers, supplier numbers, registrations, permits, drug or device authorizations and approvals, certificates, franchises, qualifications, accreditations, consents and approvals required under all applicable Laws and required in order to carry on its business as now conducted.

(51)	“Permitted Acquisition” means (i) the acquisition of all or substantially all of the assets of another Person, or of a business line or a unit or division of another Person or (ii) a merger, consolidation, or amalgamation of any Borrower (A) that is a transaction among one or more of the Borrowers and any other Borrower or Borrowers or (B) is among one or more of the Borrowers and one or more other Persons and results in one or more Borrowers as the surviving entity or entities; provided, that after giving effect to such acquisition, merger, consolidation, or amalgamation, no Event of Default has occurred and is continuing or would exist after giving effect to such acquisition, merger, consolidation, or amalgamation, and that, after giving effect to such acquisition, consolidation, or amalgamation, there is no Change of Control of NxStage Medical.

(52)	“Permitted Asset Dispositions” means the following Asset Dispositions provided that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition: (i) dispositions of Inventory and FF&E in the Ordinary Course of Business and not pursuant to any bulk sale, (ii) the granting of non-exclusive licenses in the Ordinary Course of Business, (iii) Asset Dispositions of obsolete or worn out property, (iv) other Asset Dispositions of up to $2,000,000 in the aggregate per fiscal year, and (v) other dispositions approved by Asahi.

(53)	“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of any Borrower; provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) no Borrower’s title to, and its right to use, the Collateral is adversely affected thereby and Asahi’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest; and (d) upon a final determination of such contest, the applicable Borrower or Borrowers shall promptly comply with the requirements thereof.

(54)	“Permitted Contingent Obligations” means: (a) Contingent Obligations arising in respect of the Debt under the Financing Documents ; (b) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 5.1 (including any refinancings or extensions thereof, but not including any increases in the amount thereof); (c) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, customs bonds and other similar obligations with respect to bonds provided to utilities with respect to utility services provided to Borrowers in the Ordinary Course of Business, not to exceed $500,000 in the aggregate at any time outstanding; (d) Contingent Obligations resulting from endorsements for collections or deposits in the Ordinary Course of Business; (e) Contingent Obligations arising from warranty and indemnity claims resulting from Permitted Asset Dispositions; (f) Contingent Obligations arising from a Permitted Contest, (g) Contingent Obligations constituting Permitted Liens; (h) Contingent Obligations, if any, arising under swap agreements or other derivative instruments entered into by Borrowers; (i) Contingent Obligations on account of reimbursement obligations under letters of credit that constitute Permitted Indebtedness; and (j) all other Contingent Obligations not permitted by the preceding clauses but incurred in the Ordinary Course of Business, not to exceed $250,000 in the aggregate at any time outstanding.

(55)	“Permitted Distributions” means the following Restricted Distributions: (a) dividends by any Subsidiary of a Borrower to such Borrower; (b) dividends payable solely in common stock; and (c) repurchases of stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that such repurchases do not exceed $250,000 in the aggregate per fiscal year.

(56)	“Permitted Indebtedness” means: (a) the Obligations; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c) purchase money Debt not to exceed $10,000,000 at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment and related attachments (including any refinancing or extensions thereof, but not including any increases in the amount thereof); (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (including any refinancings or extensions thereof, but not including any increases in the amount thereof); (e) Debt, if any, arising under swap agreements or other derivative instruments; (f) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business and obligations to employees, consultants, independent contractors, and professionals in the Ordinary Course of Business; (g) Debt in the form of insurance premiums financed through the applicable insurance company; (h) obligations in the form of letters of credit existing on the Closing Date; (i) Debt among the Borrowers and Guarantors; (j) reimbursement obligations in connection with letters of credit up to $1,500,000 in the aggregate at any one time; and (k) other Debt not permitted by the preceding clauses in an amount not exceeding $30,000,000 in the aggregate, at any time.

(57)	“Permitted Investments” means: (a) Investments shown on Schedule 5.5 and existing on the Closing Date; (b) (i) cash equivalents, and (ii) any similar short term Investments permitted by the Borrowers’ investment policies, as amended from time to time, provided that any new investment policy (and any material amendments to the current policy or any new policy, including the current policy) has been approved in writing by Asahi in its reasonable discretion; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of loans to employees, officers or directors relating to the purchase of equity securities of any Borrower pursuant to employee stock purchase plans or agreements approved by the applicable Borrower’s Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $250,000 at any time; (e) Investments consisting of relocation loans or advances to current or prospective employees in an amount not to exceed $200,000 in the aggregate at any time; (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this subpart (g) shall not apply to Investments of any Borrower in any of its Subsidiaries; (h) Investments consisting of Deposit Accounts or Securities Accounts permitted under Section 5.7; (i) Investments by any Borrower in any Borrower or Guarantor; (j) Investments consisting of the acquisition of all or substantially all of the capital stock of another Person or the formation of a new Subsidiary provided that after giving effect to such acquisition, no Event of Default has occurred and is continuing or would exist after giving effect to such acquisition, there shall be no decrease in NxStage’s tangible net worth after giving effect to such acquisition (as confirmed to Asahi pursuant to a written certificate from a Responsible Officer of NxStage Medical), the aggregate amount of cash paid for such acquisitions (together with all Permitted Acquisitions) shall not exceed $5,000,000 per year or $10,000,000 in the aggregate and the NxStage shall have complied with Section 5.5(b); and (k) other Investments in an amount not exceeding $250,000 in the aggregate, at any time.

(58)	“Permitted Liens” means: (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to NxStage’s employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) Liens and encumbrances in favor of Asahi under the Financing Documents; (g) Liens on assets to the extent existing on the Effective Date and set forth on Schedule 5.2; (h) any Lien on any assets securing Debt permitted under subpart (c) of the definition of Permitted Indebtedness, provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (i) any immaterial real estate easement, right of way, restriction, defect or irregularity in title; (j) Liens on cash in a segregated account in an amount not to exceed $1,500,000 to secure Debt permitted pursuant to subpart (j) of Permitted Indebtedness; and (k) Liens on assets other than Collateral securing Debt permitted pursuant to subpart (k) of Permitted Indebtedness.

(59)	“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

(60)	“Responsible Officer” means any of the Chief Executive Officer or Chief Financial Officer of NxStage Medical.

(61)	“Restricted Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person other than NxStage Medical holding an equity interest in the Borrowers (other than (A) payments of ordinary compensation consistent with past practices to individuals, (B) directors fees, (C) the issuance of stock options or restricted stock to employees and board members, and (D) advances and reimbursements to employees or directors, all in the Ordinary Course of Business and consistent with past practices), or (d) any lease or rental payments to an Affiliate or Subsidiary of the Borrowers that is not a Borrower or a Guarantor, except allocations or other payments at fair market value reasonably proportionate to actual use.

(62)	“SEC” means the United States Securities and Exchange Commission.

(63)	“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which Investment Property or Securities are held or invested for credit to or for the benefit of Borrowers.

(64)	“Security Document” means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which Asahi or any other Person either (a) guaranties payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Asahi for its own benefit, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

(65)	“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations) required to be classified upon a balance sheet as liabilities in accordance with GAAP, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

(66)	“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrowers.

(67)	“Taxes” has the meaning set forth in Section 2.5.

(68)	“Technology Trademark and License Agreement” means that Technology and Trademark License Agreement, dated as of the Effective Date, entered into by NxStage Medical and Asahi, as the same may be amended, modified, or supplemented from time to time.

(69)	“Term Loan” has the meaning set forth in Section 2.1(a).

(70)	“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

(71)	“United States” means the United States of America.

(72)	“Work-In-Process” means Inventory that is not a product that is finished and approved by the Borrowers in accordance with applicable Laws and the Borrowers’ normal business practices for release and delivery to customers.

1.2	Accounting Terms and Determinations. Accounting terms not defined in this Agreement shall be construed following GAAP, and calculations and determinations must be made following GAAP, in each case, applied on a basis consistent with the most recent audited financial statements of the Borrowers delivered to Asahi prior to the Closing Date; provided, however, that if at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either the Borrowers or Asahi shall so request, Asahi and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP.

1.3	Other Definitional Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. As used in this Agreement, the meaning of the term “material” or the phrase “in all material respects” is intended to refer to an act, omission, violation or condition which reflects or could reasonably be expected to result in a Material Adverse Effect. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All Riders attached hereto are hereby incorporated herein by this reference and made a part hereof. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
ARTICLE 2 — TERM LOAN
2.1	Term Loan.

(a)	Loan Amount. On the terms and subject to the conditions set forth herein, Asahi agrees to make to NxStage Medical a term loan in an original principal amount equal Forty Million Dollars ($40,000,000) (the “Term Loan”). NxStage Medical shall have no right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. The Term Loan shall be funded on the Closing Date, and principal shall be due and payable on the Maturity Date.

(b)	Repayment at Maturity; Optional Prepayments; Conversion.
(A)	The Term Loan and any then unpaid interest thereon shall become due and payable, and the Borrowers shall repay the Term Loan in full together with any then unpaid interest thereon, on the Maturity Date in U.S. Dollars.

(B)	Asahi may require, by delivering a written notice to NxStage Medical no more than ninety (90) days and no less than sixty (60) days prior to the Maturity Date, that all of (but not only a portion of) the principal and interest on the Term Loan that is unpaid as of the Maturity Date be converted into shares of NxStage Medical’s common stock, with the number of shares to be determined based upon the average closing stock price of NxStage Medical’s common stock, as reported on the Global NASDAQ Market during the thirty (30) Business Days preceding the Maturity Date. Notwithstanding the foregoing, Asahi’s election to be paid in NxStage Medical’s common stock shall under no circumstance result in Asahi receiving more than 10% of the common shares of NxStage Medical’s common stock outstanding as of the Maturity Date, provided that Asahi and NxStage may mutually agree, each in its own sole discretion, to increase this 10% limitation to an amount up to 20%.

(C)	NxStage Medical may from time to time, with at least two (2) Business Days prior delivery to Asahi of an appropriately payment notification, prepay the Term Loan in whole or in part.
(c)	Joint and Several Liability of the Borrowers. The obligations of the Borrowers to repay the Term Loan shall be joint and several.

2.2	Interest and Interest Calculation.

(a)	Interest. From and following the Closing Date, the Term Loan shall bear interest at the rate of eight percent (8%) per annum on the outstanding balance of the Term Loan, subject to any default rate pursuant to Section 8.3. Fifty percent (50%) of all interest accruing on the Term Loan shall be paid in arrears on the first (1st) day of each November and May, beginning with November 1, 2009; with the remaining interest compounded at the rate of eight percent (8%) annually, and due and payable on the Maturity Date. Interest on all other Obligations shall be payable on demand.

(b)	Computation of Interest. All interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of the Term Loan shall be included in the calculation of interest. The date of payment of the Term Loan shall be excluded from the calculation of interest.

2.3	Note. The Term Loan shall be evidenced by a note executed by the Borrowers (“Note”) in an original principal amount equal to Forty Million Dollars ($40,000,000).

2.4	Maximum Interest. In no event shall the interest charged with respect to the Term Loan exceed the maximum amount permitted under the laws of the Commonwealth of Massachusetts or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable with respect to the Term Loan (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, the Borrowers shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by the Asahi exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, the Asahi has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Term Loan, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to

Asahi, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

2.5	Taxes; Capital Adequacy. All payments of principal and interest on the Term Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, payroll, employment, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding taxes imposed on or measured by Asahi’s net income by the jurisdictions under which Asahi is organized or conducts business and excluding any taxes arising as a consequence of Asahi not being a United States person (all non-excluded items being called “Taxes”). (a) If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any Taxes pursuant to any applicable Law, then such Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Asahi an official receipt or other documentation reasonably satisfactory to Asahi evidencing such payment to such authority; and (iii) pay to Asahi such additional amount or amounts as is necessary to ensure that the net amount actually received by Asahi will equal the full amount Asahi would have received had no such withholding or deduction been required. (b) If any Taxes are directly asserted against Asahi with respect to any payment received by Asahi hereunder, Asahi may pay such Taxes and NxStage Medical will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by Asahi after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Asahi would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Asahi first made written demand therefor. (c) If any withholding or deduction from any payment to be made by any Borrower hereunder is required in respect of any taxes other than Taxes pursuant to any applicable Law, then such Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Asahi an official receipt or other documentation reasonably satisfactory to Asahi evidencing such payment to such authority; and (iii) pay to Asahi the payment less the full amount required to be so withheld or deducted and paid to the relevant authority .
ARTICLE 3 — REPRESENTATIONS AND WARRANTIES
To induce Asahi to enter into this Agreement and to make the Term Loan and other credit accommodations contemplated hereby, each of the Borrowers hereby represents and warrants to Asahi that:

3.1	Existence and Power. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Borrower’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits necessary in the operation of its business as presently conducted, except where the failure to have such powers or Permits could not reasonably be expected to have a Material Adverse Effect. Each Borrower is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, each Borrower, over the five (5) year period preceding the Closing Date, (a) has not had any name other than its current name, or (b) was not incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

3.2	Organization and Governmental Authorization; No Contravention; Binding Effect. The execution, delivery and performance by each Borrower of the Financing Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate, conflict with or cause a breach or a default under (a) any Law applicable to such Borrower or any of the Organizational Documents of such Borrower, or (b) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect. This Agreement and each of the other Financing Documents to which each Borrower is a party constitutes a valid and binding agreement or instrument of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

3.3	Capitalization. The authorized equity securities of each Borrower as of the Closing Date, including all preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings, are as set forth on Schedule 3.3.

3.4	Financial Information; Solvency. All information delivered to Asahi and pertaining to the financial condition of the Borrowers fairly presents in all material respects, when considered together, the financial position of the Borrowers as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). As of March 31, 2009, there has been no material adverse change in the business, operations, properties or financial condition of the Borrowers. The Borrowers, considered as a whole, are Solvent.

3.5	Anti-Terrorism Laws. No Borrower, nor its Affiliates, nor any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Borrower, nor its Affiliates, nor agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

3.6	Interest Rate. The rate of interest paid under the Note and the method and manner of the calculation thereof do not violate any usury or other law or applicable Laws, any of the Organizational Documents or any of the Financing Documents.

3.7	Taxes. All material Federal, state and local tax returns, reports and statements (including all such with respect to employee income tax withholding, social security and unemployment taxes) required to be filed by or on behalf of each Borrower have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed for all periods for which returns were due and, except to the extent subject to a Permitted Contest, all material taxes (including real property taxes, employee income tax withholding, social security and unemployment taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof (and, with respect to any employee income tax withholding, social security and unemployment taxes not yet due, adequate provision for the payment thereof has been made). Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by the Borrowers have been paid.

3.8	Litigation. There is no litigation or governmental proceeding pending or threatened in writing against any Borrower which could reasonably be expected to have a Material Adverse Effect or which challenges the validity and enforceability of the Financing Documents.

3.9	Ownership of Property. Each Borrower is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Borrower, except where such failure would not reasonably be expected to have a Material Adverse Effect.

3.10	No Default. No Event of Default, or to the Borrowers’ knowledge, Default, has occurred and is continuing No Borrower is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

3.11	Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to the Borrowers’ knowledge, threatened against the Borrowers. Hours worked and payments made to the employees of the Borrowers have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters other than violations that are both unintentional and immaterial. All payments due from the Borrowers, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be, except for the unintentional failure to make immaterial payments. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

3.12	Regulated Entities. No Borrower is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

3.13	Margin Regulations. None of the proceeds from the Term Loan have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause the Term Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

3.14	Compliance with Laws. The Borrowers are in compliance with the requirements of all applicable Laws, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

3.15	Compliance with ERISA.

(a)	Each ERISA Employee Benefit Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Employee Benefit Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Employee Benefit Plan which may be relied on currently. The Borrowers currently have no material liability for any excise tax under any of Sections 4971 through 5000 of the Code.

(b)	During the thirty-six (36) month period prior to the Closing Date, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrowers of any material liability, fine or penalty. The Borrowers have not incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by the Borrowers or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; the Borrowers nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and the Borrowers nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent. The Borrowers are not participants in any Multiemployer Plan.

3.16	Compliance with Environmental Requirements; No Hazardous Materials.

(a)	No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Borrowers’ knowledge, threatened to or against the Borrowers real or personal property (now owned or leased or previously owned or leased) by any Governmental Authority or other Person with respect to any (i) alleged violation by the Borrowers of any Environmental Law, (ii) alleged failure by the Borrowers to have any Permits under any Environmental Law or relating to any Hazardous Materials required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials in each case where the notice, notification, demand, request for information, citation, summons, complaint or order could be reasonably expected to have a Materially Adverse Effect;

(b)	No property now owned or leased by the Borrowers and, to the knowledge of each Borrower, no such property previously owned or leased by the Borrowers, on which the Borrowers have generated, stored or disposed of or to which the Borrowers have, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Borrowers’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrowers for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.
ARTICLE 4 — AFFIRMATIVE COVENANTS
The Borrowers agree that, so long as any principal or interest on account of the Term Loan remains outstanding:

4.1	Financial Statements and Other Reports. The Borrowers will deliver to Asahi: (1) as soon as available, but no later than the period then allowed for fiscal quarterly reporting to the SEC per SEC Regulation S-K, a company prepared consolidated balance sheet, cash flow and income statement covering the Borrowers’ consolidated operations during the period, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form reasonably acceptable to Asahi; (2) as soon as available, but no later than the period then allowed for fiscal annual reporting to the SEC per SEC Regulation S-K after the last day of the Borrowers’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an opinion on the financial statements from Ernst & Young or another independent certified public accounting firm acceptable to Asahi in its reasonable discretion; (3) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to the Borrowers’ security holders and copies of all reports and other filings made by the Borrowers with any stock exchange on which any securities of the Borrowers are traded and/or the SEC; and (4) within five (5) days of NxStage Medical receiving approval from its Board of Directors thereof, copies of any Board approved budgets or operating plans for NxStage Medical.

Documents required to be delivered pursuant to this Section 4.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrowers post such documents, or provide a link thereto on NxStage Medical’s website on the Internet at NxStage Medical’s website address of www.nxstage.com (or such other website address as the Borrowers may provide to Asahi in writing from time to time); provided, that to the extent Asahi is otherwise unable to receive any such electronically delivered documents, the Borrowers shall, upon request by Asahi, deliver paper copies of such documents to Asahi until a written request to cease delivering paper copies is given by Asahi.

4.2	Payment and Performance of Liabilities and Obligations. The Borrowers will: (a) pay and discharge at or prior to maturity, all of its respective obligations and liabilities, including all tax liabilities of all kind, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, or (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect; (b) maintain in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, including all tax liabilities of all kind; and (c) not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any Material Contract or any other lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

4.3	Maintenance of Existence; Property; Insurance.

(a)	Each of the Borrowers will preserve, renew and keep in full force and effect and in good standing (i) its existence and (ii) its rights, privileges and franchises necessary in the normal conduct of business.

(b)	Each of the Borrowers will at all times be the lawful owner of, have good and marketable title to and be in lawful possession of, or have valid leasehold interests in, all material properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person that are necessary in the normal course of business. Each of the Borrowers will keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(c)	NxStage Medical will, and will cause each of the Borrowers to, maintain (i) all insurance described on Schedule 4.3, upon the terms and with the coverages and rights in favor of Asahi as described in Schedule 4.3, and (ii) such other insurance coverage in such amounts and with respect to such risks as may be available at commercially reasonable rates and as may be customary in such Borrower’s business and industry and that Asahi may reasonably from time to time request, provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications materially inferior to, any of the insurance or carriers in existence as of the Closing Date. All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Asahi. The Borrowers will deliver to Asahi (i) at least 30 days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required, (ii) upon the request of Asahi from time to time full information as to the insurance carried, and (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by the Borrowers. In the event any Borrower (i) fails to maintain the insurance coverage required by this Agreement, or (ii) fails to provide Asahi with evidence of the insurance coverage required by this Agreement and such failure to provide evidence continues for five (5) Business Days, Asahi may (but shall have no obligation to) purchase insurance at the Borrower’s expense to protect Asahi’s interests in the Collateral and to protect Asahi from liability claims relating to the Borrowers’ operations, and the costs and expenses of Asahi in obtaining and paying the premiums on any such insurance shall constitute part of the Obligations for which the Borrowers are liable hereunder and which are secured by the Collateral. In the event that the Borrowers shall at any time receive any insurance proceeds under any property or casualty insurance maintained by the Borrowers in connection with any casualty event involving the Collateral (other than any Field Equipment or any product inventories), if the Borrowers does not use such insurance proceeds to replace or repair any affected property, NxStage Medical shall turn over and deliver to Asahi any and all such proceeds in the form received together with any necessary endorsement thereto.

4.4	Compliance with Laws and Contracts. Each of the Borrowers will comply with the requirements of all applicable Laws and all Material Contracts, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect. The closing on and consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination under any Material Contract in favor of any party to such Material Contract.

4.5	Inspection of Property, Books and Records. The Borrowers will permit, at the sole cost of the Borrowers (subject to Section 10.11(c))), Asahi to examine and make abstracts or copies from any of their respective books and records, to visit and inspect Borrowers’ facilities, to conduct a collateral audit and analysis of their respective operations and the Collateral, and to discuss their respective finances and accounts with their respective officers, provided that such examinations, visits, inspections, audits, and discussions shall be limited to matters directly affecting the repayment of the Term Loan and shall be conducted at times and in manners reasonably acceptable to the Borrowers and Asahi (it being understood that no notice shall be required for Asahi to visit the Borrowers’ facilities during the existence and continuance of any Event of Default) . Notwithstanding any other provision of this Agreement to the contrary, Asahi shall not be entitled to review or receive any information that could reasonably expose the Borrowers or Asahi to any antitrust or similar law or that the Borrowers reasonably determine would provide Asahi with a competitive advantage over NxStage.

4.6	Use of Proceeds. No portion of the proceeds of the Term Loan will be used for family, personal, agricultural or household use.

4.7	Notices of Certain Events.

The Borrowers will give prompt written notice to Asahi (a) of any litigation or governmental proceedings pending or threatened (in writing) against any Borrower which would reasonably be expected to have a Material Adverse Effect with respect to the Borrowers or which challenges the validity or enforceability of any Financing Document, (b) upon any Borrower becoming aware of the existence of any Default or Event of Default, (c) if any Borrower is in breach or default under or with respect to any Material Contract or any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect, (d) any strikes or other labor disputes pending against any Borrower, and (e) if any Borrower has actual knowledge of any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Borrower that could reasonably be expected to have a Material Adverse Effect, or if there is any written claim by any other Person that any Borrower in the conduct of its business is infringing on the Intellectual Property Rights of others that could reasonably be expected to have a Material Adverse Effect. The Borrowers represents and warrants that Schedule 4.7 sets forth a complete list of all matters existing as of the Closing Date for which notice would be required under this Section 4.7 and all litigation or governmental proceedings pending or threatened (in writing) against the Borrowers as of the Closing Date. Without limiting the generality of the foregoing, the Borrowers will give prompt written notice to Asahi (f) of the issuance of any notice, notification, demand, request for information, citation, summons, complaint or order, filing of any complaint, assessment of any penalty or initiation or initiation or threat to initiate any investigation or review, in each such case whether by any Governmental Authority or other Person, with respect to any (i) alleged violation by the Borrowers of any applicable Environmental Law, (ii) alleged failure by the Borrowers to have any Permits relating to or granted under any applicable Environmental Law required in connection with the conduct of its business or to comply with the terms and conditions thereof, except where the failure to have such Permits relating to or granted under any Environmental Law could not reasonably be expected to have a Material Adverse Effect, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials by the Borrowers, or (iv) release of Hazardous Materials by the Borrowers; (g) if any property now owned or leased by NxStage or, to the knowledge of the Borrowers, any property previously owned or leased by the Borrowers, to which the Borrowers has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, becomes listed or, to the Borrower’s knowledge, becomes proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or becomes the subject of Federal, state or local enforcement actions or, to the knowledge of the Borrowers, other investigations which may lead to claims against the Borrowers for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA. For purposes of this Section 4.7(g), the Borrowers shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of the Borrowers to the extent the Borrowers could reasonably be expected to incur liability in connection therewith.

4.8	Intellectual Property. Each of the Borrowers owns and shall own, is and will be licensed to use or otherwise has and will have the right to use, all Intellectual Property that is necessary to its business and operations. Each of the Borrowers shall, to the extent it determines, in the exercise of its reasonable business judgment, that it is prudent to do the following: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property; and (b) not allow any Intellectual Property necessary to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Asahi’s written consent. Upon Asahi’s request, NxStage Medical agrees to provide Asahi a list of all issued patents and published patent applications owned by NxStage Medical or any of its Subsidiaries.

4.9	Hazardous Materials; Remediation. If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Borrower, the Borrowers will cause, or direct the applicable Subsidiary to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all applicable Environmental Laws and to preserve the value of such real property or other assets unless failure to do so would not have a Materially Adverse Effect. Without limiting the generality of the foregoing, the Borrowers shall materially comply with each applicable Environmental Law requiring the performance at any real property by the Borrowers of activities in response to the release or threatened release of a Hazardous Material.

4.10	The Borrower shall from time to time provide to Asahi such information in regards to this Agreement as Asahi may reasonably request, whether under Section 5.8 or otherwise, as specified under this Agreement.
ARTICLE 5 — NEGATIVE COVENANTS
Each of the Borrowers agrees that, so long as principal or interest on account of the Term Loan remains outstanding:

5.1	Debt; Contingent Obligations. The Borrowers will not, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Indebtedness. The Borrowers will not, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

5.2	Liens. The Borrowers will not, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

5.3	Restricted Distributions. The Borrowers will not, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.

5.4	Consolidations, Mergers and Sales of Assets. No Borrower will, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, other than pursuant to a Permitted Acquisition, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions.

5.5	Purchase of Assets, Investments; New Subsidiaries.

No Borrower will, directly or indirectly, without the prior written consent of Asahi, (a) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business or Permitted Acquisitions; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person except in the Ordinary Course of Business if not otherwise prohibited hereunder; or (c) form, acquire or own or enter into any agreement to form, acquire or own any Investment in any Person, including any new Subsidiary, other than pursuant to Permitted Investments or Permitted Acquisitions (in which case (i) such new Subsidiary shall, if it is a U.S. entity, become a Borrower hereunder by executing an accession hereto and to any other applicable Financing Documents, (ii) such new Subsidiary shall, if it is a non-U.S. entity, become a Guarantor hereunder by executing an accession hereto and to any other applicable Financing Documents, and (iii) the owner of the equity in such Subsidiary shall pledge such equity to Asahi as Collateral.

5.6	Conduct of Business. No Borrower will, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

5.7	Deposit Accounts and Securities Accounts. No Borrower will, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Asahi except for (i) accounts used exclusively for payroll or other employment or tax related payments, (ii) accounts holding cash collateral for letters of credit contemplated by the definition of Permitted Liens, and (iii) other accounts holding no more than $1,000,000 in the aggregate, of cash, Investment Property, Securities or other assets.

5.8	Compliance with Anti-Terrorism Laws. Asahi hereby notifies the Borrowers that pursuant to the requirements of Anti-Terrorism Laws, Asahi may be required from time to time to obtain, verify and record certain information and documentation that identifies the Borrowers and its principals, which information includes the name and address of Borrower and its principals and such other information that will allow Asahi to identify such party in accordance with Anti-Terrorism Laws. The Borrowers will not knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. The Borrowers shall immediately notify Asahi if any Borrower has knowledge that any Borrower becomes a Blocked Person or becomes listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. The Borrowers will not, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

5.9	Specified Contracts. Medisystems will not amend, modify, waive, or terminate any material term of the DSU License Agreement.

ARTICLE 6 — CONDITIONS
6.1	Conditions to Effective of this Agreement. This Agreement shall become effective on the Effective Date, subject to the execution hereof by all of the Parties.

6.2	Conditions to Closing. The obligation of Asahi to make the Term Loan shall be subject to the satisfaction of the “break of escrow” conditions set forth in the Escrow Agreement.
ARTICLE 7 — SECURITY AGREEMENT
7.1	Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Borrower hereby grants and pledges to Asahi, for the benefit of Asahi, a continuing first priority and sole Lien on and security interest in, upon, and to the personal property set forth on Schedule 7.1 attached hereto and made a part hereof.

7.2	Representations and Warranties and Covenants Relating to Collateral.

(a)	The Borrowers shall not take any of the following actions or make any of the following changes unless the Borrowers have given at least thirty (30) days prior written notice to Asahi of the Borrowers’ intention to take any such action and have executed any and all documents, instruments and agreements and taken any other actions which Asahi may reasonably request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Asahi with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or allow any Borrower to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(b)	No Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of NxStage’s agents or processors without prior written notice to Asahi and the receipt by Asahi, if Asahi has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) reasonably satisfactory to Asahi prior to the commencement of such possession or control. NxStage shall, upon the request of Asahi, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Asahi created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Asahi’s account subject to Asahi’s instructions (or, in the case of any Permitted Lien on such Collateral, subject to the instructions of the holder of such Permitted Lien in accordance with any intercreditor agreement or subordination agreement executed by Asahi and the holder of such Permitted Lien) and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Asahi’s benefit (and, in the case of any Permitted Lien on such Collateral, for the benefit of the holder of such Permitted Lien in accordance with any intercreditor agreement or subordination agreement executed by Asahi and the holder of such Permitted Lien).

(c)	Each Borrower hereby authorizes Asahi to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Asahi as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents, in such jurisdictions as Asahi from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Asahi to perfect, preserve or protect the Liens, rights and remedies of Asahi and Lenders with respect to the Collateral.

(d)	The Borrowers shall furnish to Asahi from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Asahi may reasonably request from time to time.

(e)	Upon request of Asahi, the Borrowers shall promptly deliver to Asahi any and all certificates of title, applications for title or similar evidence of ownership of all tangible property for which certificates of title are issued.

(f)	Upon request of Asahi, the Borrowers shall promptly deliver to Asahi any and all certificates of title, applications for title or similar evidence of ownership of all such tangible Personal Property and shall cause Asahi to be named as lienholder on any such certificates of title or other evidence of ownership. The Borrowers shall not permit any such tangible Personal Property to become Fixtures to real estate unless such real estate is subject to a Lien in favor of Asahi.

7.3	UCC Remedies.

(a)	Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Asahi may commence the exercise of rights and remedies against the Borrowers and the Collateral for its benefit. Asahi shall so commence such exercise of rights and remedies, in addition to all other rights, options, and remedies granted to Asahi under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)	The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)	The right to (by its own means or with judicial assistance) enter any of the Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of the Borrowers’ original books and records, to obtain access to the Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Asahi deems appropriate, without any liability for rent, storage, utilities, or other sums, and the Borrowers shall not resist or interfere with such action (if the Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, the Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Asahi to such Person that an Event of Default has occurred and is continuing, to deliver to Asahi or its designees such books and records, and to follow Asahi’s instructions with respect to further services to be rendered); and

(iii)	The right to require the Borrowers at the Borrowers’ expense to assemble all or any part of the Collateral and make it available to Asahi at any place designated by Asahi.
(b)	The Borrowers agree that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Asahi without prior notice to the Borrowers. At any sale or disposition of Collateral in an exercise of rights and remedies, Asahi may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by the Borrowers, which right is hereby waived and released. Each of the Borrowers covenants and agrees not to interfere with or impose any obstacle to Asahi’s exercise of its rights and remedies with respect to the Collateral. Asahi shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Asahi may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Asahi may sell the Collateral without giving any warranties as to the Collateral. Asahi may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Asahi sells any of the Collateral upon credit, the Borrowers will be credited only with payments actually made by the purchaser, received by Asahi and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Asahi may resell the Collateral in an exercise of rights and remedies and the Borrowers shall be credited with the proceeds of the sale. The Borrowers shall remain liable for any deficiency if the proceeds of any such sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)	Without restricting the generality of the foregoing and for the purposes aforesaid, each of the Borrowers hereby appoints and constitutes Asahi its lawful attorney-in-fact with full power of substitution in the Collateral, to pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral; to execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral; and to do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.

(d)	Asahi is hereby granted an irrevocable, non-exclusive, royalty-free license or other right to use, without charge, NxStage’s labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral upon the occurance and during the continuance of an Event of Default, in completing production of, advertising for sale, and selling any Collateral and, in connection with Asahi’s exercise of its rights under this Article, NxStage’s rights under all licenses and all franchise agreements inure to Asahi’s benefit.
ARTICLE 8 — EVENTS OF DEFAULT
8.1	Events of Default.

For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)	the Borrowers shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, in each case within three (3) Business Days after any such principal, interest or fee becomes due;

(b)	the Borrowers default in the performance of or compliance with any term contained in this Agreement or in any other Financing Document and such default is not remedied by the Borrowers or waived by Asahi within thirty (30) days after the earlier of the date on which (x) the Borrowers have actual knowledge of such default, or (y) the Borrowers receive notice thereof from Asahi;

(c)	any representation, warranty, certification or statement made by the Borrowers in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)	any Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its obligations to any other borrowing or guarantee as they become due, or shall take any corporate action to authorize any of the foregoing;

(e)	an involuntary case or other proceeding shall be commenced against any Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations.

(f)	one or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $1,000,000 shall be rendered against any or all of the Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of twenty (20) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect; or

(g)	any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby (unless otherwise expressly permitted hereunder or affecting only an immaterial portion of the Collateral), subject to no prior or equal Lien except Permitted Liens, or any of the Borrowers shall so assert.

(h)	the occurance of any fact, event or circumstance that has resulted in a Material Adverse Effect. All cure periods provided for in this Section 8.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

8.2	Acceleration and Suspension. Upon the occurrence and during the continuance of an Event of Default, Asahi may, by notice to the Borrowers, declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 8.1 (d) or 8.1 (e) above, with any notice to any Borrower or any other act by Asahi, all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and the Borrowers will pay the same. Asahi may require, by delivering a written notice to the Borrowers following any acceleration pursuant to this Section 8.2, that all of (but not only a portion of) the Term Loan unpaid as of such date be converted into shares of NxStage Medical’s common stock, with the number of shares to be determined based upon the average closing stock price of NxStage Medical’s common stock, as reported on the Global NASDAQ Market during the thirty (30) Business Days preceding the date of such notice. Notwithstanding the foregoing, Asahi’s election to be paid in NxStage Medical’s common stock shall under no circumstance result in Asahi receiving more than 10% of the common shares of NxStage Medical’s common stock outstanding as of the Maturity Date, provided that Asahi and NxStage may mutually agree, each in its own sole discretion, to increase this 10% limitation to an amount up to 20%.

8.3	Default Rate of Interest. After the occurrence of an Event of Default and for so long as it continues, the Term Loans and other Obligations then outstanding shall automatically bear interest at the rate of thirteen percent (13%) per annum rather than, and in lieu of, the rate of eight percent (8%) per annum set forth in Section 2.2

8.4	Setoff Rights. During the continuance of any Event of Default, Asahi is hereby authorized by the Borrowers at any time or from time to time, with reasonably prompt subsequent notice to the Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Asahi or any of such Asahi ’s Affiliates at any of its offices for the account of the Borrowers (regardless of whether such balances are then due to the Borrowers), and (b) other property at any time held or owing by Asahi to or for the credit or for the account of the Borrowers, against and on account of any of the Obligations. The Borrowers agree, to the fullest extent permitted by law, that Asahi and any of Asahi’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section.

8.5.	Waivers and Remedies.

(a)	Each of the Borrowers, for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any acquiescence in non-compliance, indulgence, extension of time, renewal, waiver, or modification made, granted or consented to by Asahi; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Asahi with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to the Borrowers and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of Asahi for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(b)	Any delay or forbearance by Asahi in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the Maturity Date of the Term Loan, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a reinstatement of the Term Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Asahi’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Asahi’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.

(c)	Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each of the Borrowers agrees that if an Event of Default is continuing (i) Asahi shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Asahi shall remain in full force and effect until Asahi has exhausted all remedies against the Collateral and any other properties owned by the Borrowers and the Financing Documents and other security instruments or agreements securing the Term Loan have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Borrowers’ obligations under the Financing Documents.

(d)	Asahi shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
ARTICLE 9 — GUARANTEE
9.1	Irrevocable Guarantee.

(a)	Each of the Guarantors hereby, jointly and severally, unconditionally, and irrevocably guarantees, to Asahi and its successors and assigns, irrespective of the validity and enforceability of the other provisions of this Agreement or any other Financing Document: (x) the due and punctual payment of the Obligations when and as the same shall become due and payable, whether at maturity, by acceleration, or otherwise, (the “Guarantee Obligations”).

(b)	Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity, or enforceability of the Obligations against the Borrowers, the absence of any action to enforce the same, any waiver or consent by Asahi with respect to any provisions hereof or thereof, any release of any other Guarantor, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any of the Borrowers, any right to require a proceeding first against the Borrowers, protest, notice, and all demands whatsoever, and covenants that its Guarantee Obligations shall not be discharged except by complete performance of the Obligations. The guarantee hereunder by each Guarantor is a guarantee of payment and not of collection.

(c)	The guarantee of a Guarantor hereunder will be released only upon repayment in full of all principal and interest on the Term Loans. The Guarantors may not assign their obligations hereunder to any other Person, provided that the Guarantee Obligations shall be binding upon all successors and assigns of the Guarantors.
ARTICLE 10 — MISCELLANEOUS
10.1	Notices.

(a)	All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof or at such other address, facsimile number or e-mail address as such party may hereafter specify; provided, however, that a copy of all notices sent to the Borrowers shall be sent to Wilmer Hale, 60 State Street, Boston, MA 02109, fax: 617-526-5000, Attn: George W. Shuster, Jr., and a copy of all notices sent to Asahi shall be sent to Edwards Angell Palmer & Dodge LLP, 111 Huntington Ave., Boston, MA 02199, fax: 617-517-5576, Attn: Albert L. Sokol. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted during normal business hours to the facsimile number specified by this Section and the sender receives a confirmation during normal business hours of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 10.1(a).

(b)	Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Asahi. Asahi or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)	Unless Asahi otherwise prescribes in writing to the Borrowers, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

10.2	Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.3	Amendments and Waivers.

No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the Borrowers and the Asahi.

10.4	Confidentiality.

(a)	The Parties agree that the Party to whom Confidential Information (as defined in Section 10.4 (b)) is disclosed (the “Receiving Party”) shall not, except as expressly provided in this Section 10.4, disclose to any Party or an Affiliate of a Party, or use for any purpose, any

Confidential Information furnished to it by the other Party (the “Disclosing Party”) pursuant to this Agreement, except in each case to the extent that it can be established by the Receiving Party that such information:
(i)	was, or becomes, in the public domain through no fault or action of the non-disclosing Party;

(ii)	was already known by the non-disclosing Party, as shown by its written records;

(iii)	becomes known by the non-disclosing Party from a third party not under an obligation of confidentiality to the disclosing Party; or

(iv)	is independently developed by the non-disclosing Party.
No Party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement and the existence of this Agreement without the prior written consent of NxStage and Asahi, except to the extent required under applicable law, including without limitation the securities laws of the United States.

The Parties’ obligations to keep information confidential pursuant to this Section 10.4 shall survive for five (5) years after the later of (x) the repayment of the Term Loan, and (y) the termination or expiration of the last of the following agreements: (i) the Collaboration Agreement, (ii) the Dialyzer Production Agreement, effective as of the Effective Date, entered into by NxStage Medical (including its Affiliates) and Asahi (including its Subsidiary defined therein), (iii) the Supply and Purchase Agreement, effective as of the Effective Date, entered into by NxStage Medical (including its Affiliates) and Asahi (including its Subsidiary defined therein), and (iv) the Technology and Trademark License Agreement.

(b)	“Confidential Information” shall mean any non-public information disclosed by NxStage to Asahi or Asahi to NxStage in connection with this Agreement, whether in electronic, written, graphic, machine readable or other tangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or is disclosed in a form other than in tangible form and is reasonably apparent on its face to be confidential or proprietary. NxStage will use its best efforts to reduce to written form marked as “Confidential” or “Proprietary” all Confidential Information disclosed to Asahi in a form other than in tangible form. Notwithstanding anything to the contrary in this Agreement, any and all NxStage Dialyzer Manufacturing Technology, NxStage Harmony Technology and NxStage Streamline Technology (as those terms are defined in the Collaboration Agreement) shall be deemed Confidential Information of NxStage.

(c)	Notwithstanding the restrictions of Section 10.4(a), the Receiving Party may (i) use Confidential Information disclosed to it by the Disclosing Party to the extent necessary for the Receiving Party to perform its obligations under this Agreement and (ii) use or disclose Confidential Information disclosed to it by the Disclosing Party to the extent such use or disclosure is reasonably necessary in (x) exercising the rights and licenses granted hereunder or (y) complying with applicable rule, law, regulation, judgment, decree or other order of any court, government, or governmental agency or instrumentality or submitting information to tax or other governmental authorities (including without limitation the Securities and Exchange Commission); in each case, provided that, if the Receiving Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the Disclosing Party of such disclosure and will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise). The Receiving Party may also disclose the Confidential Information of the Disclosing Party upon receipt of the written consent to such disclosure by a duly authorized representative of the Disclosing Party.

(d)	Each Party agrees not to disclose the terms of this Agreement to any Person not a Party or an Affiliate of a Party without the prior written consent of NxStage and Asahi, which consent shall not be unreasonably withheld, except (a) to such Party’s attorneys, accountants, advisors, investors, and financing sources and their advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, (b) to the extent required by applicable rule, law, regulation, judgment, decree, or other order of any court, government, or governmental agency or instrumentality, including without limitation U.S. securities laws, (c) in connection with the enforcement of this Agreement or rights under this Agreement, or (d) in connection with a merger, acquisition, financing transaction, or proposed merger, acquisition, or financing transaction, or the like.

(e)	Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, in any court of competent jurisdiction, enjoining or restraining another Party and/or its Affiliates from any violation or threatened violation the terms and conditions of this Section 10.4.

10.5	GOVERNING LAW. THIS AGREEMENT, THE NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.6	Arbitration or Jurisdiction. Any disputes, controversies or differences arising in connection with this Agreement, including without limitation ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS, shall be resolved first by amicable discussions between the Parties meeting not less than twice face to face. In the event of failure to resolve the matter, such disputes, controversies or differences (“Dispute”) shall be finally settled, at Asahi’s election, by (i) or (ii) below:
(i)	Dispute shall be finally settled by arbitration to be held in (i) Tokyo, Japan, if the arbitration is demanded by NxStage, or (ii) in Boston, Massachusetts, if the arbitration is demanded by Asahi, under the arbitration rules of the International Chamber of Commerce by which each Party hereto is bound. All arbitration shall be conducted in the English language. The arbitrator’s decision will be considered as final and binding by Asahi and NxStage; or

(ii)	NXSTAGE HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO ASAHI’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS (AS INCLUDED IN THE DISPUTE) SHALL BE LITIGATED IN SUCH COURTS.

NXSTAGE EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. NXSTAGE HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON NXSTAGE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

IN CASE OF CLAUSE (II) OF THIS SECTION 10.6, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
10.7	Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by email delivery of an electronic version of an executed signature page shall bind the parties hereto. This Agreement and the other Financing Documents constitute the entire agreement and understanding between the Parties and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

10.8	No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.9	Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against the Borrowers for liquidation or reorganization, should the Borrowers become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manger or trustee be appointed for all or any significant part of the Borrowers’ assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent conveyance, preference or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

10.10	Assignment; Binding Effect. This Agreement shall be binding upon and shall be enforceable by Asahi and the Borrowers and their respective successors and assigns. No Party shall assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of NxStage Medical and Asahi; provided that Asahi may assign its rights and obligations hereunder or under any other Financing Document upon the occurrence and continuance of any Event of Default hereunder, so long as (i) Asahi provides NxStage at least thirty (30) days advance notice thereof, and (ii) such assignment is not to a Competitor of NxStage (as defined in the Dialyzer Production Agreement, effective as of the Effective Date, entered into by NxStage Medical, including its Affiliates, and Asahi, including its Subsidiary defined therein).

10.11	Expenses

(a)	The Borrowers agree to pay all reasonable legal, audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Asahi (including the fees and expenses of Asahi’s counsel, advisors and consultants) in connection with any amendments, modifications and terminations to the Financing Documents requested by the Borrowers following closing. The Parties shall bear their own costs and expenses in negotiating and documenting this Agreement and the other Financing Documents and all other costs and expenses incurred prior to the Closing Date.

(b)	The Borrowers agree to pay all reasonable out-of-pocket charges and expenses incurred by Asahi (including the fees and expenses of Asahi’s counsel, advisers and consultants) following the Closing Date in connection with the administration of this Agreement and the other Financing Documents and the credit facilities provided hereunder and thereunder, the administration, enforcement, protection or preservation of any right or claim of Asahi, the termination of this Agreement, the termination of any Liens of Asahi on the Collateral, or the collection of any amounts due under the Financing Documents, including any such charges and expenses incurred in connection with any “work-out” or with any proceeding under the Bankruptcy Code with respect to the Borrowers.

(c)	Notwithstanding Section 4.5, Section 10.11(a), and Section 10.11(b), NxStage shall not be required to pay to Asahi any costs, charges, premiums, penalties, or expenses in excess of $25,000 per year.
[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this document constitute an instrument executed and delivered under seal, the parties hereto have caused this Agreement to be duly executed under seal by their respective authorized officers as of the day and year first above written.
BORROWERS:
NxStage Medical, Inc.

By:
Name:
Title:

Address:
439 South Union Street, 5th Floor
Lawrence, MA 01843
Attn: Chief Executive Officer
With copy to General Counsel
Telephone: (978) 687-4700
Facsimile: (978) 687-4825
EIR Medical, Inc.

By:
Name:
Title:

Address:
c/o NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, MA 01843
Attn: Chief Executive Officer
With copy to General Counsel
Telephone: (978) 687-4700
Facsimile: (978) 687-4825
Medisystems Services Corporation

By:
Name:
Title:

Address:
c/o NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, MA 01843
Attn: Chief Executive Officer

With copy to General Counsel
Telephone: (978) 687-4700
Facsimile: (978) 687-4825
Medisystems Corporation

By:
Name:
Title:

Address:
c/o NxStage Medical, Inc.
439 South Union Street, 5th Floor
Lawrence, MA 01843
Attn: Chief Executive Officer
With copy to General Counsel
Telephone: (978) 687-4700
Facsimile: (978) 687-4825

GUARANTORS:
Medimexico s. de R.L. de C.V.

By:
Name:
Title:

Address:
NxStage Verwaltungs GmbH

By:
Name:
Title:

Address:
NxStage GmbH & Co. KG

By:
Name:
Title:

Address:
Medisystems Europe S.p.A,

By:
Name:
Title:

Address:

ASAHI:
Asahi Kasei Kuraray Medical Co., Ltd.

By:
Name:
Title:

Address:
1-105, Kanda Jinbocho
Chiyoda-ku Tokyo 101-8101
Japan
Attention: President
Facsimile: +81-3-3296-3752
With copies to: President, Global Dialysis Products Division

EXHIBITS AND SCHEDULES
EXHIBITS
SCHEDULES

Schedule 3.1	Corporate Information

Schedule 3.3	Capitalization

Schedule 4.3	Insurance

Schedule 4.7	Notice of certain Events

Schedule 5.1	Debt and Contingent Obligations

Schedule 5.2	Liens

Schedule 5.5	Investment

Schedule 7.1	Collateral

Schedule 7.2	Location of Collateral

Schedule 7.1 — Collateral
The Collateral consists of all of the Borrowers’ right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising, and all proceeds and products of the following, whether now owned or hereafter acquired, wherever located:
1.	All Intellectual Property, Equipment and Fixtures excluding FF&E.

2.	All of the Borrower’s direct and indirect equity interests in its Subsidiaries;

3.	All of the Borrower’s rights in real estate owned or leased by the Borrower; and

4. All of the Borrowers’ books relating to the foregoing, and all substitutions for, additions, attachments, accessories, accessions and improvements to, and replacements and cash insurance proceeds of, and all direct cash proceeds from the sale of, any or all of the foregoing.
Notwithstanding the foregoing, the Collateral shall not include any licenses which are now or hereafter held by NxStage Medical as licensee if such licenses are not assignable or capable of being encumbered under the terms of the license or other agreement applicable thereto (unless and solely to the extent that any such restriction on assignment or encumbrance is ineffective under the UCC or other applicable law), without the consent of the licensor thereof or other applicable party thereto and such consent has not been obtained after using commercially reasonable efforts to obtain such consent; provided , however , that upon obtaining the consent of any such licensor or other applicable party to the assignment or encumbrance of such license or other agreement, or upon the termination or expiration of any such prohibition, such license shall automatically be subject to the security interest granted in favor of Asahi hereunder and become part of the Collateral.
Notwithstanding the foregoing, except as expressly set forth in Paragraph 4 hereof, the Collateral shall not consist of any of the products or proceeds of the Collateral set forth in Paragraphs 1 through 3 above. Without limiting the foregoing, the Collateral shall not include any Goods (other than Equipment), Inventory, Accounts, Deposit Accounts, Securities Accounts, or cash of the Borrower or any products or proceeds of the foregoing.